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                                   FORM R-W

                               January 29, 1998


VIA EDGAR


Securities and Exchange Commission
Division of Corporate Financing
450 Fifth Street NW
Washington, DC  20549
Attention:  Mary Fraser

     Re:  COMBICHEM, INC.
          REQUEST FOR WITHDRAWAL OF FORM 8-A
          SEC FILE NUMBER FOR 8-A: 000-23473

Ladies and Gentlemen:

     CombiChem, Inc. (the "Company or "Registrant") hereby withdraws its Form 8-A (File No. 000-23473) filed with the Securities and Exchange Commission on December 5, 1997 in order to prevent the Form 8-A from taking effect prior to the effectiveness of the Company's Registration Statement on Form S-1.

     Please do not hesitate to contact Thomas E. Hornish or Lance S. Kurata of Brobeck, Phleger & Harrison LLP at (619) 234-1966 with any questions.

                                        Very truly yours,

                                        COMBICHEM, INC.


                                        By: /s/ Vicente Anido, Jr.
                                           --------------------------------
                                           Vicente Anido, Jr., President
                                           and Chief Executive Officer